Exhibit 99.1

Contact	Evan Goad

TransUnion

E-mail	investor.relations@transunion.com

Telephone	312 985 2860

TransUnion Reports Second Quarter 2012 Results

CHICAGO, August 7, 2012 - TransUnion Corp. (“TransUnion” or the “Company”) today announced results for the second quarter ended June 30, 2012(1).

Second Quarter 2012 Highlights

•	Total revenue increased 10.0%; weakening foreign currencies accounted for a reduction in revenue of 2.1%.

•	Revenue in USIS Online Data Services increased 10.8%, driven by an increase in credit report volumes.

•	Revenue in USIS Decision Services increased 20.3%, driven by strong performance in Healthcare and Financial Services, and the integration of Financial Healthcare Systems (FHS).

•	Revenue in International emerging markets increased 8.8%, driven by organic growth and the acquisitions of Crivo in Brazil and Credit Reference Bureau (CRB) in Africa.

•	Weakening foreign currencies accounted for a reduction in emerging markets revenue of 14.4%.

•	Acquisitions accounted for 16.1% of emerging market revenue growth.

•	Revenue in the Interactive segment increased 21.4%, driven by growth in the direct and indirect channels.

•

Adjusted EBITDA(2) was $100.0 million, an increase of 9.6% compared to the second quarter of 2011. The corresponding margin was 35.3%, 10 basis points below the prior year primarily due to planned integration costs, the impact of foreign currency and investments in growth.

•	During the quarter the Company closed the acquisition of an 85% ownership interest in CRB.

•

During the quarter TransUnion Holding Company, Inc. (“TransUnion Holding”) acquired 100% of the outstanding common stock of the Company. TransUnion Holding is owned 49.5% by affiliates of Advent International Corporation, 49.5% by affiliates of GS Capital Partners and 1% by members of management.

“Our positive momentum continued in the second quarter behind strong core business performance, the benefit of recent investments and positive macroeconomic trends in the U.S.,” said Bobby Mehta, the Company’s President and Chief Executive Officer. “In addition, we finalized the acquisition of CRB in Africa. CRB expands our credit bureau and collections presence into seven new African countries and enhances our premier position as the largest player in one of the fastest growing regions of the world. It also enhances our ability to support the expansion plans of our customers in South Africa.”

[1]

To facilitate comparability with the prior year periods, the attached financial statements combine Successor and Predecessor information for the three and six months ended June 30, 2012. We present the combined information to assist readers in understanding and assessing the trends and significant changes in our results of operations on a comparable basis. We believe this combined presentation is appropriate because it provides a more meaningful comparison and more relevant analysis of our results of operations for the three and six month periods ended June 30, 2012, compared to the three and six month periods ended June 30, 2011, than a presentation of separate historical results for the Predecessor and Successor periods would provide. See our Quarterly Report on Form 10-Q for a presentation of Predecessor and Successor financial statements.

[2]

See page 10 for a reconciliation of Adjusted Operating Income & Adjusted EBITDA to their most directly comparable GAAP measures, operating income and net income attributable to TransUnion, respectively.

Second Quarter 2012 Results

The Company reported revenue of $283.3 million, an increase of 10.0% compared to the second quarter of 2011. Weakening foreign currencies accounted for a reduction in revenue of 2.1%. Acquisitions accounted for 2.6% of revenue growth in the second quarter.

The operating loss of $28.8 million in the second quarter, compared to operating income of $60.5 million in the prior year, was impacted by $90.3 million of accelerated stock-based compensation and related expenses (“2012 Change in Control Transaction related expenses”) resulting from the acquisition of TransUnion Corp. by TransUnion Holding on April 30, 2012 (the acquisition and related transactions being referred to herein as the “2012 Change in Control Transaction”). Excluding these items, Adjusted Operating Income was $61.5 million, down $5.3 million compared to the prior year primarily due to $14.2 million of incremental depreciation and amortization resulting from the 2012 Change in Control Transaction purchase accounting adjustments to record tangible and intangibles assets at fair value (“purchase accounting depreciation and amortization”).

Additionally, non-operating income and expense in the second quarter of 2012 included $20.1 million of expenses primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. The 2012 Change in Control Transaction related expenses in operating and non-operating income and the purchase accounting depreciation and amortization resulted in a net loss attributable to TransUnion of $55.5 million compared to net income of $22.9 million in the second quarter of 2011.

Segment Highlights

U.S. Information Services (USIS)

USIS revenue was $180.5 million, an increase of 8.9% percent compared to the second quarter of 2011, driven by double digit growth in Online Data Services and Decision Services. Acquisitions accounted for 1.0% of revenue growth.

•	Online Data Services revenue was $125.4 million, an increase of 10.8%, driven by an increase in core credit report volumes.

•	Credit Marketing Services revenue was $30.8 million, a decrease of 4.6%, due to lower card acquisition activity.

•	Decision Services revenue was $24.3 million, an increase of 20.3%, driven by strong performance in Healthcare and Financial Services, and the integration of FHS.

Operating income of $10.8 million, compared to $42.3 million in the prior year, was impacted by $41.1 million of 2012 Change in Control Transaction related expenses. Adjusted Operating Income was $51.9 million, an increase of 6.8% compared to the prior year. In addition, operating income and Adjusted Operating Income were negatively impacted by $8.3 million of purchase accounting depreciation and amortization.

International

International revenue was $57.5 million, an increase of 5.5% compared to the second quarter of 2011. Weakening foreign currencies accounted for a reduction in revenue of 9.6%. Acquisitions accounted for 9.4% of revenue growth.

•	Developed markets revenue was $23.0 million, an increase of 0.9%, driven by local currency growth. Weakening foreign currencies accounted for a reduction in revenue of 3.1%.

•

Emerging markets revenue was $34.5 million, an increase of 8.8%, driven by local currency growth, and the acquisition of Crivo and CRB. Weakening foreign currencies accounted for a reduction in revenue of 14.4%. Acquisitions accounted for 16.1% of revenue growth.

The operating loss of $6.4 million, compared to operating income of $16.4 million in the prior year, was impacted by $14.4 million of 2012 Change in Control Transaction related expenses. Adjusted Operating Income was $8.0 million compared to $16.4 million in the prior year due to planned integration costs, continued investment in growth and the negative impact of foreign currency. In addition, operating income and Adjusted Operating Income were negatively impacted by $5.0 million of purchase accounting depreciation and amortization.

Interactive

Interactive revenue was $45.3 million, an increase of 21.4% compared to the second quarter of 2011, driven by higher subscription revenue in the direct and indirect channels.

Operating income of $14.2 million, compared to $14.7 million in the prior year, was impacted by $2.3 million of 2012 Change in Control Transaction related expenses. Adjusted Operating Income was $16.5 million, an increase of 12.2% compared to the prior year. In addition, operating income and Adjusted Operating Income were negatively impacted by $0.7 million of purchase accounting depreciation and amortization.

Year-to-Date 2012 Results

The Company reported revenue of $563.9 million for the first half ended June 30, 2012, an increase of 12.0% compared to the first half of 2011. Weakening foreign currencies accounted for a reduction in revenue of 1.6%. Acquisitions accounted for 2.6% of revenue growth in the first half of 2012.

Operating income of $36.8 million, compared to $115.6 million in the first half of 2011, was impacted by $90.3 million of 2012 Change in Control Transaction related expenses. Adjusted Operating Income was $127.1 million, an increase of 4.3% compared to the first half of 2011 despite the negative impact of $14.2 million of purchase accounting depreciation and amortization.

Additionally, non-operating income and expense in the first half of 2012 included $26.1 million of expenses primarily related to the 2012 Change in Control Transaction and the abandoned initial public offering process. The 2012 Change in Control Transaction related expenses in operating and non-operating income and the purchase accounting depreciation and amortization resulted in a net loss attributable to TransUnion of $45.3 million compared to a net loss of $2.6 million in the first half of 2011. The first half of 2011 included a $59.3 million loss on the early extinguishment of debt.

Adjusted EBITDA was $190.5 million, an increase of 11.7% compared to the first half of 2011, with a corresponding margin of 33.8% compared to 33.9% in the prior year.

•	Revenue for U.S. Information Services was $361.3 million, an increase of 11.1% compared to the first half of 2011.

•	Revenue for International was $114.1 million, an increase of 8.8%. Weakening foreign currencies accounted for a reduction in revenue of 7.5%.

•	Revenue for Interactive was $88.5 million, an increase of 20.7% compared to the first half of 2011.

Selected Liquidity Data

Cash and cash equivalents was $86.0 million at June 30, 2012 and $107.8 million at December 31, 2011. Year-to-date cash provided by operating activities was $63.7 million. Other year-to-date cash activity included: $27.8 million used for cash capital expenditures; $9.8 million used for other investing activities; and $47.9 million used for financing activities.

Registration of 9.625%/10.375% Senior PIK Toggle Notes due 2018

by TransUnion Holding Company, Inc.

On July 31, 2012, TransUnion Holding filed a Registration Statement on Form S-4 with the Securities and Exchange Commission to offer to exchange the outstanding $600 million aggregate principal amount of 9.625%/10.375% Senior PIK Toggle Notes due 2018 for newly issued SEC-registered notes with the same terms as the outstanding notes. The statements in today’s release do not include the activity of TransUnion Holding including the issuance of the $600 million aggregate principal amount of debt by TransUnion Holding or the associated interest expense. Consolidated financial statements for TransUnion Holding will be provided to the trustee in accordance with the indenture.

Earnings Conference Call

In conjunction with this release, TransUnion will host a conference call today, August 7, 2012, at 8:00 a.m. (CDT) via a live teleconference to discuss the business trends supporting second quarter 2012 results. The discussion will be available via replay on the Investor Relations page at TransUnion.com shortly after the teleconference. This earnings release is also available on that website. The teleconference dial-in information is:

Domestic dial-in: [866-271-0675]

International dial-in: [617-213-8892]

Teleconference code: [98490682]

About TransUnion

As a global leader in information and risk management, TransUnion creates advantages for millions of people around the world by gathering, analyzing and delivering information. For businesses, TransUnion helps improve efficiency, manage risk, reduce costs and increase revenue by delivering high quality data, and integrating advanced analytics and enhanced decision-making capabilities. For consumers, TransUnion provides the tools, resources and education to help manage their credit health and achieve their financial goals. Through these and other efforts, TransUnion is working to build stronger economies worldwide. Founded in 1968 and headquartered in Chicago, TransUnion reaches businesses and consumers in 32 countries around the world. www.transunion.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any statements made in this press release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include information concerning possible or assumed future results of operations, including descriptions of our business plans and strategies. These statements often include words such as “anticipate,” “expect,” “suggest,” “plan,” “believe,” “intend,” “estimate,” “target,” “project,” “forecast,” “should,” “could,” “would,” “may,” “will” and other similar expressions.

We base these forward-looking statements on our current expectations, plans and assumptions that we have made in light of our experience in the industry, as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances and at the time such statements were made. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those expressed in the forward-looking statements. Factors that may materially affect such forward-looking statements include: macroeconomic and industry trends and adverse developments in the debt, consumer credit and financial services markets; our ability to maintain the security and integrity of our data; our ability to deliver services timely without interruption; our ability to maintain our access to data sources; government regulation and changes in the regulatory environment; changes in federal, state, local or foreign tax law; litigation or regulatory proceedings; our ability to effectively develop and maintain strategic alliances and joint ventures; our ability to make acquisitions and integrate the operations of other businesses; our ability to timely develop new services; our ability to manage and expand our operations and keep up with rapidly changing technologies; our ability to manage expansion of our business into international markets; economic and political stability in international markets where we operate; fluctuations in exchange rates; our ability to effectively manage our costs; our ability to provide competitive services and prices; our ability to make timely payments of principal and interest on our indebtedness; our ability to satisfy covenants in the agreements governing our indebtedness; our ability to maintain our liquidity; our ability to protect our intellectual property; our ability to retain or renew existing agreements with long-term customers; our ability to access the capital markets; further consolidation in our end customer markets; reliance on key management personnel; and other factors described under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our Annual Report on Form 10-K for the year ended December 31, 2011 and Quarterly Report on Form 10-Q for the period ended June 30, 2012. Many of these factors are beyond our control. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements, to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Balance Sheets

(in millions, except per share data)

	June 30, 2012	December 31, 2011
	Unaudited
Assets
Current assets:
Cash and cash equivalents	$86.0	$107.8
Trade accounts receivable, net of allowance of $3.7 and $1.2	169.9	139.4
Other current assets	74.3	55.4
Current assets of discontinued operations	—	0.1

Total current assets	330.2	302.7

Property, plant and equipment, net of accumulated depreciation and amortization of $5.1 and $342.3	113.7	109.0
Other marketable securities	10.6	10.3
Goodwill	1,716.3	275.2
Other intangibles, net	1,972.1	230.8
Other assets	98.2	77.8

Total assets	$4,241.1	$1,005.8

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$71.8	$75.1
Current portion of long-term debt	10.5	21.8
Other current liabilities	162.5	100.2
Current liabilities of discontinued operations	—	0.4

Total current liabilities	244.8	197.5

Long-term debt	1,695.3	1,579.4
Other liabilities	677.7	53.3

Total liabilities	2,617.8	1,830.2

Stockholders’ equity:
Preferred stock, $0.01 par value; 0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; one thousand shares authorized, less than 0.1 and 29.8 shares issued at June 30, 2012, and December 31, 2011, respectively; less than 0.1 and 29.8 shares outstanding as of June 30, 2012, and December 31, 2011, respectively	—	0.3
Additional paid-in capital	1,592.7	893.9
Treasury stock at cost; 0 shares at June 30, 2012, and less than 0.1 shares December 31, 2011	—	(0.2)
Retained earnings	9.6	(1,739.0)
Accumulated other comprehensive income (loss)	(7.6)	(3.6)

Total TransUnion Corp. stockholders’ equity	1,594.7	(848.6)
Noncontrolling interests	28.6	24.2

Total stockholders’ equity	1,623.3	(824.4)

Total liabilities and stockholders’ equity	$4,241.1	$1,005.8

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Income

(in millions, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)
Revenue	$283.3	$257.5	$563.9	$503.4

Operating expenses
Cost of services (exclusive of depreciation and amortization below)	131.6	110.5	246.6	212.1
Selling, general and administrative	144.2	65.0	222.3	132.5
Depreciation and amortization	36.3	21.5	58.2	43.2

Total operating expenses	312.1	197.0	527.1	387.8

Operating income	(28.8)	60.5	36.8	115.6

Non-operating income and expense
Interest expense	(28.2)	(30.7)	(58.9)	(64.3)
Interest income	0.3	0.1	0.7	0.3
Other income and (expense), net	(20.5)	2.6	(23.4)	(56.2)

Total non-operating income and expense	(48.4)	(28.0)	(81.6)	(120.2)

Income (loss) from continuing operations before income taxes	(77.2)	32.5	(44.8)	(4.6)

Benefit (provision) for income taxes	23.5	(7.3)	3.2	6.6

Income (loss) from continuing operations	(53.7)	25.2	(41.6)	2.0

Discontinued operations, net of tax	—	(0.3)	—	(0.5)

Net income (loss)	(53.7)	24.9	(41.6)	1.5
Less: net income attributable to the noncontrolling interests	(1.8)	(2.0)	(3.7)	(4.1)

Net income (loss) attributable to TransUnion Corp.	$(55.5)	$22.9	$(45.3)	$(2.6)

TRANSUNION CORP. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in millions)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net income (loss)	$(41.6)	$1.5
Less: loss from discontinued operations, net of tax	—	(0.5)

Income (loss) from continuing operations	(41.6)	2.0
Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities:
Loss on early extinguishment of senior secured credit facility	—	59.3
Change in control transaction fees	21.2	—
Depreciation and amortization	58.2	43.2
Deferred financing fees	3.9	2.5
Amortization of senior notes premium	(2.6)	—
Stock-based incentive compensation	2.0	2.4
Provision for losses on trade accounts receivable	3.2	1.5
Equity in net income of affiliates, net of dividends	0.1	(0.8)
Deferred taxes	(14.8)	(13.5)
Other	(0.3)	2.0
Changes in assets and liabilities:
Trade accounts receivable	(33.8)	(19.9)
Other current and long-term assets	2.8	(11.9)
Trade accounts payable	(3.7)	10.8
Other current and long-term liabilities	69.1	(20.0)

Cash provided by operating activities of continuing operations	63.7	57.6
Cash used in operating activities of discontinued operations	—	(1.3)

Cash provided by operating activities	63.7	56.3

Cash flows from investing activities:
Capital expenditures for property and equipment	(27.8)	(38.9)
Proceeds from sale of trading securities	1.1	9.0
Investments in trading securities	(1.2)	(0.9)
Investments in held-to-maturity securities	—	(6.3)
Acquisitions and purchases of noncontrolling interests, net of cash acquired	(10.6)	(4.2)
Other	0.9	—

Cash used in investing activities	(37.6)	(41.3)

Cash flows from financing activities:
Proceeds from senior secured credit facility	—	950.0
Extinguishment of senior secured credit facility	—	(945.2)
Repayments of debt	(17.0)	(7.0)
Debt financing fees	(6.1)	(11.3)
Prepayment fee on early extinguishment of senior secured credit facility	—	(9.5)
Distribution of merger consideration	(1.3)	(0.2)
Change in control transaction fees	(21.2)	—
Other	(2.3)	0.2

Cash used in financing activities	(47.9)	(23.0)
Effect of exchange rate changes on cash and cash equivalents	—	(0.4)

Net change in cash and cash equivalents	(21.8)	(8.4)
Cash and cash equivalents, beginning of period	107.8	131.2

Cash and cash equivalents, end of period	$86.0	$122.8

See accompanying notes to unaudited consolidated financial statements.

TRANSUNION CORP. AND SUBSIDIARIES

Segment Information

Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
Revenue:
U.S. Information Services:
Online Data Services	$125.4	$113.2	$12.2	10.8%	$247.0	$222.1	$24.9	11.2%
Credit Marketing Services	30.8	32.3	(1.5)	(4.6)%	66.8	63.6	3.2	5.0%
Decision Services	24.3	20.2	4.1	20.3%	47.5	39.5	8.0	20.3%

Total U.S. Information Services	180.5	165.7	14.8	8.9%	361.3	325.2	36.1	11.1%

International:
Developed Markets	23.0	22.8	0.2	0.9%	45.4	43.5	1.9	4.4%
Emerging Markets	34.5	31.7	2.8	8.8%	68.7	61.4	7.3	11.9%

Total International	57.5	54.5	3.0	5.5%	114.1	104.9	9.2	8.8%

Interactive	45.3	37.3	8.0	21.4%	88.5	73.3	15.2	20.7%

Total revenue	$283.3	$257.5	$25.8	10.0%	$563.9	$503.4	$60.5	12.0%

Operating Income(1)
U.S. Information Services	$10.8	$42.3	$(31.5)	nm	$66.4	$86.4	$(20.0)	nm
International	(6.4)	16.4	(22.8)	nm	8.4	30.9	(22.5)	nm
Interactive	14.2	14.7	(0.5)	nm	24.1	23.7	0.4	nm
Corporate	(47.4)	(12.9)	(34.5)	nm	(62.1)	(25.4)	(36.7)	nm

Total operating income	$(28.8)	$60.5	$(89.3)	nm	$36.8	$115.6	$(78.8)	nm

Operating Margin
U.S. Information Services	6.0%	25.5%		nm	18.4%	26.6%		nm
International	(11.1)%	30.1%		nm	7.4%	29.5%		nm
Interactive	31.3%	39.4%		nm	27.2%	32.3%		nm
Total operating margin	(10.2)%	23.5%		nm	6.5%	23.0%		nm

Adjusted Operating Income(2)
U.S. Information Services	$51.9	$48.6	$3.3	6.8%	$107.5	$92.7	$14.8	16.0%
International	8.0	16.4	(8.4)	(51.2)%	22.8	30.9	(8.1)	(26.2)%
Interactive	16.5	14.7	1.8	12.2%	26.4	23.7	2.7	11.4%
Corporate	(14.9)	(12.9)	(2.0)	(15.5)%	(29.6)	(25.4)	(4.2)	(16.5)%

Total operating income	$61.5	$66.8	$(5.3)	(7.9)%	$127.1	$121.9	$5.2	4.3%

Adjusted Operating Margin
U.S. Information Services	28.8%	29.3%		(0.5)%	29.8%	28.5%		1.3%
International	13.9%	30.1%		(16.2)%	20.0%	29.5%		(9.5)%
Interactive	36.4%	39.4%		(3.0)%	29.8%	32.3%		(2.5)%
Total operating margin	21.7%	25.9%		(4.2)%	22.5%	24.2%		(1.7)%

nm:	not meaningful
(1)

For the three and six months ended June 30, 2012, operating income included $90.3 million of accelerated stock-based compensation and related expense recorded by the Predecessor as a result of the 2012 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $41.1 million; International $14.4 million; Interactive $2.3 million; and Corporate $32.5 million. For the three and six months ended June 30, 2012, operating income also included $14.2 million of additional depreciation and amortization recorded by the Successor as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction. The additional depreciation and amortization was recorded in each segment and in Corporate as follows: USIS $8.3 million; International $5.0 million; Interactive $0.7 million; and Corporate $0.2 million. For the three and six months ended June 30, 2011, operating income included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge. Both of these expenses were recorded in our USIS segment.

(2)

See footnote 2 to Key Performance Measure for a discussion about Adjusted Operating Income, why we use it, its limitations, and a reconciliation to its most directly comparable GAAP measure, operating income.

TRANSUNION CORP. AND SUBSIDIARIES

Key Financial Performance Measures and Reconciliation of Non GAAP Measures

Unaudited

	Three Months Ended June 30,				Six Months Ended June 30,
(dollars in millions)	2012	2011	$ Change	% Change	2012	2011	$ Change	% Change
Revenue	$283.3	$257.5	$25.8	10.0%	$563.9	$503.4	$60.5	12.0%

Reconciliation of operating income to Adjusted Operating Income:
Operating income	$(28.8)	$60.5	$(89.3)	(147.6)%	$36.8	$115.6	$(78.8)	(68.2)%
Adjustments(1)	90.3	6.3	84.0	nm	90.3	6.3	84.0	nm

Adjusted operating income(2)	$61.5	$66.8	$(5.3)	(7.9)%	$127.1	$121.9	$5.2	4.3%

Reconciliation of net income (loss) attributable to TransUnion Corp. to Adjusted EBITDA:
Net income (loss) attributable to TransUnion Corp.	$(55.5)	$22.9	$(78.4)	nm	$(45.3)	$(2.6)	$(42.7)	nm
Discontinued operations	—	0.3	(0.3)	(100.0)%	—	0.5	(0.5)	(100.0)%

Net income (loss) from continuing operations attributable to TransUnion Corp.	$(55.5)	$23.2	$(78.7)	nm	$(45.3)	$(2.1)	$(43.2)	nm
Net interest expense	27.9	30.6	(2.7)	(8.8)%	58.2	64.0	(5.8)	(9.1)%
Income tax (benefit) provision	(23.5)	7.3	(30.8)	nm	(3.2)	(6.6)	3.4	nm
Depreciation and amortization(3)	36.3	21.5	14.8	68.8%	58.2	43.2	15.0	34.7%
Stock-based compensation	0.3	1.2	(0.9)	(75.0)%	2.0	2.4	(0.4)	(16.7)
Other (income) and expense(4)	24.2	1.1	23.1	nm	30.3	63.3	(33.0)	(52.1)%
Adjustments(1)	90.3	6.3	84.0	nm	90.3	6.3	84.0	nm

Adjusted EBITDA(2)	$100.0	$91.2	$8.8	9.6%	$190.5	$170.5	$20.0	11.7%
Adjusted EBITDA margin	35.3%	35.4%		(0.1)%	33.8%	33.9%		(0.1)%

Other metrics:
Cash provided by operating activities of continuing operations	$42.1	$31.7	$10.4	32.8%	$63.7	$57.6	$6.1	10.6%
Capital expenditures	$10.5	$12.2	$(1.7)	(13.9)%	$27.8	$38.9	$(11.1)	(28.5)%

nm:	not meaningful
(1)

For the three and six months ended June 30, 2012, adjustments included $90.3 million of accelerated stock-based compensation and related expense recorded by the Predecessor as a result of the 2012 Change in Control Transaction that were recorded in each segment and in Corporate as follows: USIS $41.1 million; International $14.4 million; Interactive $2.3 million; and Corporate $32.5 million. For the three and six months ended June 30, 2011, operating income included a $3.6 million outsourcing vendor contract early termination fee and a $2.7 million software impairment and related restructuring charge. Both of these expenses were recorded in our USIS segment.

(2)

Adjusted Operating Income and Adjusted EBITDA are non-GAAP measures. We present Adjusted Operating Income and Adjusted EBITDA as supplemental measures of our operating performance because they eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance. In addition to its use as a measure of our operating performance, our board of directors and executive management team focus on Adjusted EBITDA as a compensation measure. The annual variable compensation for members of senior management is based in part on Adjusted EBITDA. Adjusted Operating Income does not reflect certain stock-based compensation and certain other income and expense. Adjusted EBITDA does not reflect our capital expenditures, interest, income tax, depreciation, amortization, stock-based compensation or certain other income and expense. Other companies in our industry may calculate Adjusted Operating Income and Adjusted EBITDA differently than we do, limiting their usefulness as comparative measures. Because of these limitations, Adjusted Operating

Income and Adjusted EBITDA should not be considered in isolation or as substitutes for performance measures calculated in accordance with GAAP. Adjusted Operating Income and Adjusted EBITDA are not measures of financial condition or profitability under GAAP and should not be considered alternatives to cash flow from operating activities, as measures of liquidity or as alternatives to operating income or net income as indicators of operating performance. We believe that the most directly comparable GAAP measure to Adjusted Operating Income is operating income and the most directly comparable GAAP measure to Adjusted EBITDA is net income attributable to TransUnion Corp. The reconciliations of Adjusted Operating Income and Adjusted EBITDA to their nearest GAAP measures are included in the table above.
(3)

For the three and six months ended June 30, 2012, operating income included $14.2 million of additional depreciation and amortization recorded by the Successor as a result of the purchase accounting fair value adjustments to the tangible and intangible assets recorded in connection with the 2012 Change in Control Transaction. The additional depreciation amortization was recorded in each segment and in Corporate as follows: USIS $8.3 million; International $5.0 million; Interactive $0.7 million; and Corporate $0.2 million.

(4)

Other income and expense above includes all amounts included on our consolidated statement of income in other income and expense, net, except for earnings from equity method investments and dividends received from cost method investments. For the three and six months ended June 30, 2012, other income and expense included $20.1 million and $26.1 million, respectively, of acquisition-related expenses, primarily related to the 2012 Change in Control and the abandoned initial public offering process, and $4.1 million and $4.2 million, respectively, of other income and expense. For the six months ended June 30, 2011, other income and expense included a $59.3 million loss on the early extinguishment of debt as a result of refinancing our senior secured credit facility in February 2011, and $4.0 million of other income and expense.